Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

VisonWave Holdings, Inc.

We consent to the inclusion in this Registration Statement on AMENDMENT NO. 2 to Form S-1, of our report dated December 30, 2025, with respect to our audit of consolidated financial statements of VisonWave Holdings, Inc. as of September 30, 2025 and 2024 and for the year ended September 30, 2025 and for the period ended from March 20, 2024 (date of inception) to September 30, 2024, which report appears in this Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in the registration statement.

/s/ RBSM LLP

New York, NY

January 23, 2026